[Letterhead of Deloitte & Touche LLP]


                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Spatialight, Inc. on Form S-3 of our report dated February 29, 1996 (November 11, 1996 as to Notes 5 and 10) (which expresses an unqualified opinion and includes an explanatory paqragraph relating to the Company's recurring operating losses and the continuing decline in stockholders' equity which raise substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A of Spatialight, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

San Francisco, California
November 22, 1996